EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE August 7, 2012

NN, INC. REPORTS SECOND QUARTER AND SIX MONTHS 2012 RESULTS

•	Net sales of $98.8 million for the second quarter down 10.7% in local currency from the second quarter of 2011.
•	Normalized net income for the second quarter of $5.9 million, or $0.35 per diluted share, down $0.2 million, or $0.01 per diluted share from the same period in 2011.
•	Normalized six months net income of $12.6 million, or $0.74 per diluted share, represents an earnings record.
•	Weakness in Europe and Asia expected to continue into the second half of 2012.
•	Full year revenue outlook lowered to $390 million - $400 million from $415 million - $425 million previously forecast.

Johnson City, Tenn, August 7, 2012 – NN, Inc. (NASDAQ: NNBR) today reported its financial results for the period ended June 30, 2012.  Net sales for the second quarter of 2012 decreased $17.1 million, or 14.7% to $98.8 million, compared to net sales of $115.9 million for the second quarter of 2011.  Approximately $16.3 million of this decrease was due to lower demand for Company’s products in their Metal Bearing Components and Plastic and Rubber Components segments, mainly due to European automotive end markets.  This lower demand was partially offset by increased sales volume of $3.1 million from new multi-year programs in our Precision Metal Components segment and price increases and raw material inflation pass through of $0.8 million.  The negative impact of foreign currency exchange accounted for another $4.7 million of the decrease.

Net income for the second quarter of 2012 of $7.0 million, or $0.41 per diluted share, compares to $5.8 million, or $0.34 per diluted share for the same period last year.   Net income from normal operations in the second quarter of 2012 was $5.9 million, or $0.35 per diluted share compared to net income from normal operations of $6.1 million, or $0.36 per diluted share for the same period in 2011.  Net income from normal operations for the second quarter of 2012 excludes the recording of after-tax foreign currency gains on intercompany loans of $1.1 million, or $0.06 per diluted share.  Net income from normal operations for the second quarter of 2011 excludes the recording of foreign exchange losses on intercompany losses of approximately $0.3 million, or $0.02 per diluted share.

Net sales for the first six months of 2012 decreased $23.9 million, or 10.5% to $203.3 million, compared to net sales of $227.2 million for the first six months of 2011.  Approximately $27.6 million, of the decrease was attributable to lower demand for the Company’s products in the Metal Bearing Components and Plastic and Rubber Components segments, mainly due to European automotive end markets.  This lower demand was partially offset by increased sales volume of $7.5 million from new multi-year programs in our Precision Metal Components segment and raw material inflation pass through, price increases and favorable mix of $2.6 million. The negative impact of foreign currency exchange accounted for another $6.3 million of the decrease.

Net income for the first six months of 2012 was $12.9 million, or $0.76 per diluted share, compared to net income of $11.3 million, or $0.67 per diluted share, for the comparable period last year.  Net income from normal operations in the first six months of 2012 was $12.6, or $0.74 per diluted share, compared to net income from normal operations in the first six months of 2011 of $11.6 million, or $0.69 per diluted share for the same period last year.  Net income from normal operations for the first six months of 2012 excludes the recording of after-tax foreign currency gains on intercompany loans of $0.4 million, or $0.02 per diluted share.  Net income from normal operations for the first six months of 2011 excluded approximately $1.2 million, or $0.07 per diluted share, in foreign currency exchange losses on inter-company loans and an after-tax gain from deconsolidation of bankrupt subsidiary of $0.8 million, or $0.05 per diluted share.  Net income and fully diluted earnings per share from normal operations were at record levels for the first six months of 2012.

As a percentage of net sales, cost of goods sold decreased in the second quarter to 78.8% as compared to 81.7% for last year’s second quarter.  Cost of products sold for the first six months of this year were 79.1% as compared to 81.4% for the same period last year.  The decrease in cost of products sold as a percentage of sales were attributable to improved levels of profitability at Whirlaway and operational cost improvements driven by our Level 3 programs in each of the global manufacturing facilities.

Debt, net of cash, was $69.6 million at June 30, 2012, a decrease of $4.0 million over the December 31, 2011 amount of $73.6 million.   As of June 30, 2012, approximately $9.1 million, or 46% of the planned capital budget of $20.0 million for the year was spent.

Roderick R. Baty, Chairman and Chief Executive Officer commented, “Even though the prevailing weak economic conditions in Europe and Asia continued to negatively impact demand, our improved cost structure and operating performance allowed us to significantly improve margins in the second quarter and for the first half of 2012.  Additionally, our Whirlaway operation has continued to show improvement in both sales and profitability over the prior year. ”

Mr. Baty concluded, “Although our consolidated year-to-date revenues were down 7.7% in local currencies compared to the same period in 2011, the overall demand outlook was mixed. We experienced good levels of demand in North America, offset by reductions in Europe and Asia. We expect this trend to continue into the second half of the year. Given the uncertainty and lack of visibility, we are lowering the range of our revenue guidance from $415 million to $425 million to $390 million to $400 million.  However, due to our continuing companywide operational cost improvements, we still expect solid full year improvements in margins, net income and earnings per share in 2012 as compared to 2011.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2011.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
Financial Tables Follow

NN, Inc.
 Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$ 98,824	$ 115,922	$ 203,343	$ 227,229
Cost of products sold (exclusive of depreciation shown separately below)	77,848	94,657	160,817	184,955
Selling, general and administrative	8,312	7,720	16,379	15,686
Depreciation and amortization	4,389	4,291	8,846	8,326
Loss (gain) on disposal of assets	--	3	(8)	3
Gain from deconsolidation of bankrupt subsidiary	--	--	--	(209)
Income from operations	8,275	9,251	17,309	18,468

Interest expense	1,116	1,220	2,327	2,444
Other expense (income), net	(1,239)	155	(800)	1,191
Income before provision for income taxes	8,398	7,876	15,782	14,833
Provision for income taxes	1,360	2,049	2,835	3,499
Net income	$ 7,038	$ 5,827	$ 12,947	$ 11,334

Diluted income per common share	$ 0.41	$ 0.34	$ 0.76	$ 0.67

Weighted average diluted shares	17,139	17,119	17,097	16,974

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current Assets:
Cash	$ 12,002	$ 4,536
Accounts receivable, net	71,317	66,707
Inventories, net	45,364	46,023
Other current assets	5,530	6,759
Total current assets	134,213	124,025

Property, plant and equipment, net	118,734	120,528
Goodwill, net	7,606	8,039
Intangible assets	900	900
Other non-current assets	3,305	5,969
Total assets	$ 264,758	$ 259,461

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 40,146	$ 48,217
Accrued salaries, wages and benefits	10,846	11,697
Current maturities of long-term debt	6,650	6,503
Income taxes payable	605	1,858
Other current liabilities	6,845	4,766
Total current liabilities	65,092	73,041

Non-current deferred tax liabilities	3,668	3,810
Long-term debt, net of current portion	74,915	71,629
Other non-current liabilities	10,728	11,305
Total liabilities	154,403	159,785

Total stockholders’ equity	110,355	99,676

Total liabilities and stockholders’ equity	$ 264,758	$ 259,461

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended June 30, 2012		Three Months Ended June 30, 2011
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income	$ 7,038	$ 0.41	$ 5,827	$ 0.34
After-tax foreign exchange (gain) loss on inter-company loans	(1,109)	(0.06)	304	0.02
Net income from normal operations	$ 5,929	$ 0.35	$ 6,131	$ 0.36

	Six Months Ended June 30, 2012		Six Months Ended June 30, 2011
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income	$ 12,947	$ 0.76	$ 11,334	$ 0.67
After-tax foreign exchange (gain) loss on inter-company loans	(376)	(0.02)	1,155	0.07
After-tax gain from deconsolidation of bankrupt subsidiary	--	--	(840)	(0.05)
Net income from normal operations	$ 12,571	$ 0.74	$ 11,649	$ 0.69

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.